Exhibit 3.1

Thank you for visiting Nevada's Business Portal. For questions, please see the online frequently asked questions or contact customer support at 775.684.5708. Need resources to start and grow your business? Visit the resource hub here. 401 N. Carson Street Carson City, NV 89701 (775) 684-5708 William Zayac 25 Robert Pitt Drive, Suite 204 Monsey, NY 10952, USA Work Order #: NV260930M30702 Receipt Version: 1 Special Handling Instructions: Charges Description Fee Description Filing Number Filing Date/Time Filing Status Qty Unit Price Amount Certificate of Designation Certificate of Designation F202609302764 09/30/2026 01:16 PM Approved 1 $175.00 $175.00 Certificate of Designation Expedite Fee F202609302764 09/30/2026 01:16 PM Approved 1 $500.00 $500.00 Total $675.00 Payments Type Description Payment Status Amount Credit/Debit Card 7908011296046369104901 Success $675.00 CC Service Fee Success $16.88 Total $691.88 Credit Balance: $0.00 William Zayac 25 Robert Pitt Drive, Suite 204 Monsey, NY 10952 USA